Attachment A

Code of Ethics for Personal Investing

Supplement to the Code of Ethics for Personal Investing

For Employees of FMR LLC and its Subsidiaries Located in the Asia-Pacific Region

Effective upon approval

Purpose
This Supplement (“Supplement”) to the Code of Ethics for Personal Investing (the “Code of Ethics”), together with the Code of Ethics, applies to all employees of FMR LLC and its subsidiaries located in the Asia-Pacific Region. In the event that any provisions of the Code of Ethics and this Supplement are in conflict, the provisions of this Supplement prevail.

Rules for All Employees

Maintaining Covered Accounts
Covered accounts owned or controlled by you or your covered persons may be maintained at a broker or dealer of your choice, subject to the broker or dealer providing duplicate reporting directly to Fidelity. The Ethics Office will require copies of your account statements from the broker or dealer.

To Do

•	If necessary, move your brokerage accounts to a broker or dealer who will agree to provide Fidelity with duplicate reporting.

Use of Derivatives, Structured Investments and Spread Betting to Circumvent a Rule
The use of derivatives, structured products, and spread betting to circumvent the Code of Ethics is prohibited.

Hedge Funds
Refer to the “Fund Matrix” section below to determine which funds are considered permissible investments outside the scope of the Code of Ethics hedge fund prohibition.

Fund Matrix
Funds not requiring pre-approval or reporting
You and your covered persons may invest in the types of funds set forth in Section 1 of the Fund Matrix in the Pre-Clearance Memorandum without approval from the Ethics Office, provided the fund is publicly offered and priced daily using forward pricing, and that you may buy or sell shares directly with the fund or its agents (i.e., not through an exchange or otherwise in a secondary transaction).

Funds requiring reporting but not pre-approval
You and your covered persons may invest in the types of funds set forth in Section 2 of the Fund Matrix in the Pre-Clearance Memorandum without pre-approval from the Ethics Office. However, if you are designated as a Fund-Knowledgeable Employee, Fund-Advisory Employee, or Investment Professional, you are required to report any investments made in these funds on your Quarterly Trade Verification (“QTV”) and Annual Accounts and Holdings Report.

Funds requiring pre-approval and reporting
You and your covered persons may not invest in the types of funds set forth in Section 3 of the Fund Matrix in the Pre-Clearance Memorandum without the prior written approval of the Ethics Office. You are required to report any investments made in these funds on a Securities Transaction Report, and if you are a Fund-Knowledgeable Employee, Fund-Advisory Employee, or Investment Professional on your QTV and Annual Accounts and Holdings Report.

To Do

•
Prior to investing in any fund set forth in Section 3 of the Fund Matrix in the Pre-Clearance Memorandum, submit a completed Investment Fund Request Form, available at MyCompliance.fmr.com, to the Ethics Office

Reminder for Fund-Knowledgeable Employees, Fund-Advisory Employees, and Investment Professionals
You and your covered persons must pre-clear all trades in covered securities, subject to certain exceptions set forth in the Code of Ethics and the Pre-Clearance Memorandum issued by the Ethics Office. Please reference the Pre-Clearance Memorandum for specific rules on pre-clearing trades. Note that the Pre-Clearance Memorandum may be updated at any time. Employees are responsible for reviewing the most recent memorandum and following current rules.

Additional Rules for Fund-Advisory Employees and Investment Professionals Located in Japan

This section applies to Fund-Advisory Employees and Investment Professionals of FMR LLC and its subsidiaries working in Japan.

Covered Persons
Your covered persons under the Code of Ethics also include any relative (see definition below) with whom you share a household, even if the person is financially independent from you.

Definition: For the purposes of this Supplement, a relative refers to any person who is related to you by blood, marriage, or adoption.

Investment Purpose Requirement (“6 Month Rule”)
You and your covered persons should conduct your personal trading for an investment purpose in order to avoid potential conflicts with Fidelity’s clients and funds. A covered security must be held for 6 months or more from the last date of purchase before it will be permitted to be sold. If the same covered security is purchased multiple times, the last purchase date will be the starting date used for the calculation of the 6 Month Rule. For an automatic (cumulative) investment plan, the first purchase date will be used for the calculation.

Exceptions
This rule does not apply:

•	to transactions in shares of Fidelity funds

•
to transactions in options and futures on, or ETFs that track, the following indexes: NASDAQ 100, Russell 2000, S&P 100, S&P 500, S&P Midcap 400, S&P Europe 350, FTSE 100, FTSE Mid 250, Hang Seng 100, S&P/TSX 60, NSE S&P CNX Nifty (Nifty 50), MSCI EM, and Nikkei 225

•
to transactions in options, futures, and ETFs based on one or more instruments that are not covered securities (e.g., commodities, currencies, and U.S. Treasuries; see Key Concepts section of the Code of Ethics for an expanded list of non-covered securities)

•	to transactions made in an approved covered account that is managed by a third-party registered investment adviser with discretionary authority over the account

•
where the 6 Month Rule would impose a substantial unforeseen personal financial hardship (note that this exception is not automatic; an exception to the 6 Month Rule is granted on a case-by-case basis, and requires the written approval of the assigned local Compliance Officer that is provided in advance of the expected date of the trade)

To Do
To obtain permission to sell a covered security within 6 month of its purchase, a covered person must submit the Investment Purpose Form to the assigned local Compliance Officer in advance of the expected date of the trade. The Investment Purpose Form must state an explanation of the circumstances necessitating the sale, and it must demonstrate a bona fide and unforeseen personal financial hardship that cannot be overcome by other means (e.g. a covered person must pay for an unanticipated medical expense and possesses no assets with which to meet such an expense other than through the sale of a covered security purchased within the past 6 months). Please note that a request for an exception to the 6 Month Rule may not always be approved.

Notice Requirement
In addition to obtaining pre-clearance approval before placing any orders to buy or sell a covered security though the Fidelity Global Pre-Clearance System, a covered person, as defined by this Supplement, must first notify your assigned local Compliance Officer of your intent to transact in a covered security.

Exceptions
This rule does not apply:

•	to transactions in shares of Fidelity funds

•
to transactions in options and futures on, or ETFs that track, the following indexes: NASDAQ 100, Russell 2000, S&P 100, S&P 500, S&P Midcap 400, S&P Europe 350, FTSE 100, FTSE Mid 250, Hang Seng 100, S&P/TSX 60, NSE S&P CNX Nifty (Nifty 50), MSCI EM, and Nikkei 225

•
to transactions in options, futures, and ETFs based on one or more instruments that are not covered securities (e.g., commodities, currencies, and U.S. Treasuries; see Key Concepts section of the Code of Ethics for an expanded list of non-covered securities)

•	to automatic (cumulative) investment plans (Note: you must notify your assigned local Compliance Office before changing the conditions of an automatic (cumulative) investment plan)

•	to transactions made in an approved covered account that is managed by a third-party registered investment adviser with discretionary authority over the account

To Do

•
Once you have notified your assigned local Compliance Officer of your intended transaction using the Investment Purpose Form, a covered person must seek pre-clearance approval from the Fidelity Global Pre-Clearance System as outlined in the Code of Ethics.

•
Before entering into or changing the conditions of an automatic (cumulative) investment plan, submit a participation notice on the Automatic (Cumulative) Investment Plan Participation Form to the assigned local Compliance Officer.